Exhibit 10.2

September 14, 2004

Mr. Bill J. Lam

2506 Sara Ridge

Katy, Texas 77450

Dear Bill:

Reference is made to that certain Employment and Non-Competition Agreement between Horizon Offshore, Inc. (the "Company") and you, dated as of June 1, 2001 (the "Employment Agreement"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.

As you know, the Company intends to engage Richard A. Sabastiao to serve as the Company's chief restructuring officer on behalf of RAS Management Advisors, Inc. This letter will confirm the agreement by and between the Company and you that upon the engagement of Mr. Sabastiao (the date of such engagement is referred to herein as the "Engagement Date"), you will serve as President of the Company and not terminate your employment with the Company for at least 120 days following the Engagement Date. The Company may terminate your employment for any reason beginning 30 days after the Engagement Date, but subject to the terms of this letter agreement, any such termination of your employment by the Company after the Engagement Date shall be treated as a termination other than "For Cause" under the Employment Agreement. Likewise, you may terminate your employment for any reason beginning 120 days after the Engagement Date, and subject to the terms of this letter agreement, any such termination shall be treated as a termination "For Good Reason" under the Employment Agreement. Upon the termination of your employment with the Company, you shall immediately resign from the Board of Directors of the Company.

Upon any termination of your employment by the Company as set forth above, you will be entitled to receive the severance benefits provided for in, and in accordance with, Section 6 of the Employment Agreement (except as modified below). Such severance benefits are as follows:

The severance benefits (as modified) under Section 6 of the Employment Agreement include:

(i)

a lump sum payment equal to 300% of your annual base salary (as established by Section 4(a) of the Employment Agreement). You and the Company hereby acknowledge that your annual base salary for 2004 is $463,000 and, for 2005, your annual base salary shall be $486,150;

(ii)

continued participation in any welfare benefit plans (as in existence immediately prior to the Engagement Date) for a period of 3 years, except that, in the case of medical and disability insurance, in lieu of receiving coverage, you will receive a lump sum payment equal to the present value (using 4.5% as the discount rate) of the cost of purchasing substantially similar coverage for the same period; provided further, however, that if the monthly premium for equivalent medical coverage is more than 110% of the monthly premium for COBRA medical continuation coverage, then the lump sum payment you receive for medical coverage will be based upon the monthly COBRA premium and not the premium for a private policy. Notwithstanding the foregoing, you may elect COBRA medical continuation coverage for you and your eligible dependents for the first 18 months of the 3 year period in lieu of the payments described above for that first 18 month period;

(iii)	a lump sum payment equal to the present value of your monthly automobile allowance of $2,400 for 3 years, which amount equals $80,680;

(iv)	a lump sum payment equal to the product of (A) your annual bonus of at least 25% of your annual base salary, and (B) a fraction obtained by dividing the number of days through your termination date by 365; and

(v)	immediate vesting of any of your equity based awards (including a 365 day post termination exercise right for your stock options).

In addition, and as additional consideration (beyond the severance benefits described above) for the covenant not to compete contained in Section 9 of the Employment Agreement, the Company will provide you with the following upon any termination of your employment by the Company as described above:

(vi)	a lump sum payment equal to 50% of your annual base salary (as described above);

(vii)	a lump sum payment equal to the present value of your monthly automobile allowance of $2,400 for 6 months, which amount equals $14,000;

(viii)	a lump sum payment equal to the present value of the cost of providing you with life insurance coverage in the amount of $1,500,000 for a period of 6 months;

(ix)	a lump sum payment equal to the present value of 50% your annual bonus (as calculated under the Employment Agreement);

(x)	a lump sum payment equal to the present value of your dues for 6 months of membership to the Westlake Club and Falcon Point Country Club;

(xi)	a lump sum payment equal to the present value of 50% of your financial planning benefit as set forth in the Employment Agreement; and

(xii)	for a period of 3 years from your termination, indemnification from the Company, to the fullest extent permitted by applicable law, for any and all claims brought against you arising out of your services to the Company and its subsidiaries and, in addition, coverage under a directors' and officers' insurance policy substantially in the form of the policy in existence as of the Engagement Date to the extent such policy remains available at reasonable commercial terms.

Notwithstanding the foregoing, with respect to the sum of the amounts in paragraphs (i), (ii), (iii), (iv), (vi), (vii), (viii), (ix), (x), and (xi) above that are payable in a lump sum, the Company will pay you the sum of such amounts in monthly installments (payable in accordance with the Company's standard payroll practice) of $100,000 (or such lesser amount in the case of payment of the final installment) (each, a "Monthly Payment"), commencing on the date of your termination, until such time when the amount is paid in full; provided, however, that if the Company consummates a consensual exchange of all or a portion of its 16% and 18% Subordinated Secured Notes due 2007 into common stock of the Company (the "Recapitalization") prior to such time, the Company will continue paying you the Monthly Payments and within 90 days of the date of the consummation of the Recapitalization, pay you a lump sum payment equal to the balance of the amounts owed to you under paragraphs (i) through (xi) above at which time the Company shall cease paying you the Monthly Payments.

Upon any termination of your employment by you on or after 120 days following the Engagement Date, as set forth above, you will be entitled to receive the severance benefits provided for in Section 6 (as modified above) of the Employment Agreement in the same manner as provided in the paragraphs (i) through (v) above and, as further consideration for the covenant not to compete contained in Section 9 of the Employment Agreement, you will be entitled to receive, in the same manner as provided above, the additional payments and benefits provided in paragraphs (vi) through (xii) above.

In addition, the Company will pay on your behalf the reasonable attorneys' fees and expenses you incurred in the preparation or negotiation of this letter agreement upon presentation of a detailed billing statement by your attorney(s).

This letter agreement constitutes an amendment to the Employment Agreement, and to the extent the terms hereof conflict with the Employment Agreement, the terms hereof shall control. The Employment Agreement, including but not limited to Sections 7, 8, 9, 10, 11 and 12 thereof, shall remain in full force and effect in accordance with the terms thereof as amended hereby. This letter agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without giving effect to its choice of law rules.

If the foregoing correctly sets forth our agreement, please indicate your acceptance in the space provided for that purpose below, whereunpon it will become a valid, legal, binding and enforceable agreement between us.

Very truly yours,

/s/ David W. Sharp
David W. Sharp Executive Vice President and Chief Financial Officer

ACCEPTED AND AGREED

TO AS OF THE DATE FIRST

ABOVE WRITTEN

/s/ Bill J. Lam
Bill J. Lam